360 FUNDS 485BPOS

Exhibit 99(g)(2)(ii)

Amended and Restated

APPENDIX B

to the Custodian Agreement Between

the Huntington National Bank and 360 Funds

Series of the Trust, Effective on the below signature date

IMS Capital Value Fund

IMS Strategic Income Fund

M3Sixty Capital Small Cap Growth Fund

M3Sixty Onchain U.S. Government Money Market Fund

Randy Linscott

Date: August 31, 2024